Filed pursuant to Rule 424(b)(2)

Registration No. 333-141982

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities Offered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities (Senior Notes) of Spectra Energy Capital, LLC	$500,000,000	$19,650
Guarantees of Debt Securities by Spectra Energy Corp(2)

(1)	Pursuant to Rule 457(p) under the Securities Act of 1933, the registration fee is being offset with $19,650 of $55,356 previously paid with respect to the unsold portion of the $988,250,000 aggregate initial offering price of securities that were previously registered under registration statement No. 333-114645, which was filed on April 20, 2004, and terminated on the date of the registration statement related to this prospectus supplement. In accordance with Rule 457(p), such unutilized filing fee may be applied to the filing fee payable pursuant to the registration statement related to this prospectus supplement.
(2)	No separate consideration will be received for the Spectra Energy Corp guarantees. Pursuant to Rule 457(n), no separate fee is payable in respect of the Spectra Energy Corp guarantees.

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 26, 2008)

Spectra Energy Capital, LLC

$250,000,000 5.90% Senior Notes due 2013

$250,000,000 7.50% Senior Notes due 2038

Fully and Unconditionally Guaranteed by

Spectra Energy Corp

This is an offering by Spectra Energy Capital, LLC of $250,000,000 aggregate principal amount of its 5.90% Senior Notes due 2013 (the “2013 notes”) and $250,000,000 aggregate principal amount of its 7.50% Senior Notes due 2038 (the “2038 notes” and, together with the 2013 notes, the “notes”). The 2013 notes will bear interest at the rate of 5.90% per year and the 2038 notes will bear interest at the rate of 7.50% per year. We will pay interest on the notes on March 15 and September 15 of each year, beginning March 15, 2009. The 2013 notes will mature on September 15, 2013 and the 2038 notes will mature on September 15, 2038. We may redeem some or all of the notes of a series at any time for an amount equal to 100% of the principal amount redeemed plus a make-whole premium. The redemption price is described in this prospectus supplement beginning on page S-15.

The notes are unsecured and rank equally with all other senior indebtedness of Spectra Energy Capital, LLC. The notes will be fully and unconditionally guaranteed by our parent, Spectra Energy Corp, on a senior unsecured basis.

Investing in the notes involves certain risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement and the section captioned “Risk Factors” in Spectra Energy Corp’s Annual Report on Form 10-K for the year ended December 31, 2007, which has been filed with the Securities and Exchange Commission and is incorporated by reference into this prospectus supplement.

The notes will not be listed on any securities exchange or quoted on any dealer quotation system. Currently, there is no public market for the notes.

	Price to public	Underwriting discount	Proceeds before expenses to Spectra Energy Capital, LLC
Per 2013 note(1)	99.835%	0.600%	99.235%
Total	$249,587,500	$1,500,000	$248,087,500
Per 2038 note(1)	99.819%	0.875%	98.944%
Total	$249,547,500	$2,187,500	$247,360,000

(1)	Plus accrued interest, if any, from September 8, 2008, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect the notes to be ready for delivery in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, Luxembourg, or Clearstream, and Euroclear Bank N.V./S.A., or Euroclear, on or about September 8, 2008.

Joint Book-Running Managers

JPMorgan	Merrill Lynch & Co.	Wachovia Securities

Senior Co-Managers

Lazard Capital Markets	SunTrust Robinson Humphrey

Co-Managers

Daiwa Securities America Inc.	KeyBanc Capital Markets	Mizuho Securities USA Inc.

The date of this prospectus supplement is September 3, 2008.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the notes. The second part is the accompanying prospectus, which describes certain terms of the indenture under which the notes and the guarantees will be issued and which gives more general information, some of which may not apply to this offering.

If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us. We have not authorized anyone to provide you with additional or different information. We are not making an offer to sell these notes or the guarantees in any jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate only as of the date on the front of this document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

S-i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” and other similar expressions. Those statements represent our and Spectra Energy Corp’s intentions, plans, expectations, assumptions and beliefs about future events. Our and Spectra Energy Corp’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to those factors set forth in the section entitled “Risk Factors” and the section captioned “Risk Factors” in Spectra Energy Corp’s Annual Report on Form 10-K for the year ended December 31, 2007, which has been filed with the SEC and incorporated by reference into this prospectus supplement, as well as the following:

•

state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas industries;

•	outcomes of litigation and regulatory investigations, proceedings or inquiries;

•	weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms;

•	the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates;

•	general economic conditions, including any potential effects arising from terrorist attacks and any consequential or other hostilities;

•	changes in environmental, safety and other laws and regulations;

•	results of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general economic conditions;

•	increases in the cost of goods and services required to complete capital projects;

•	declines in the market prices of equity securities and resulting funding requirements for defined benefit pension plans;

•

growth in opportunities, including the timing and success of efforts to develop domestic and international pipeline, storage, gathering, processing and other infrastructure projects and the effects of competition;

•	the performance of natural gas transmission and storage, distribution, and gathering and processing facilities;

•	the extent of success in connecting natural gas supplies to gathering, processing and transmission systems and in connecting to expanding gas markets;

•	the effects of accounting pronouncements issued periodically by accounting standard-setting bodies;

•	conditions of the capital markets during the periods covered by the forward-looking statements; and

•

the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than Spectra Energy Capital, LLC and Spectra Energy Corp have described. Spectra Energy Capital, LLC and Spectra Energy Corp undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary is to help you understand our business, the notes and the guarantees. It does not contain all of the information that may be important to you. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer you for a more complete understanding of this offering and our business. You should also read “Risk Factors” beginning on page S-11 of this prospectus supplement and the section captioned “Risk Factors” in Spectra Energy Corp’s Annual Report on Form 10-K for the year ended December 31, 2007, which has been filed with the Securities and Exchange Commission, or SEC, and incorporated by reference into this prospectus supplement, for more information about important risks that you should consider before making a decision to purchase any notes in this offering.

Spectra Energy Corp conducts substantially all of its business through Spectra Energy Capital, LLC, or Spectra Energy Capital, and the subsidiaries and unconsolidated affiliates of Spectra Energy Capital. Accordingly, in the sections of this prospectus supplement that describe the business of Spectra Energy Corp and Spectra Energy Capital, unless the context otherwise indicates, references to “Spectra Energy Capital,” “us,” “we,” “our,” and like terms refer to Spectra Energy Capital together with its subsidiaries and unconsolidated affiliates. All financial results presented in this prospectus supplement are those of Spectra Energy Corp.

The notes are solely obligations of Spectra Energy Capital and, to the extent described in this prospectus supplement, are fully and unconditionally guaranteed by Spectra Energy Corp. Accordingly, in the other sections of this prospectus supplement, including “—The Offering” and “Description of the Notes,” unless the context otherwise indicates, references to “Spectra Energy Capital,” “us,” “we,” “our,” and like terms refer only to Spectra Energy Capital, LLC and do not include any of its subsidiaries or unconsolidated affiliates or Spectra Energy Corp. Likewise, in such sections, unless the context otherwise indicates, including with respect to financial and operating information that is presented on a consolidated basis, “Spectra Energy Corp” refers only to Spectra Energy Corp and not its subsidiaries or unconsolidated affiliates.

Spectra Energy Corp and Spectra Energy Capital, LLC

Spectra Energy Corp conducts substantially all of its business through its wholly owned subsidiary, Spectra Energy Capital, and the subsidiaries and unconsolidated affiliates of Spectra Energy Capital. All of the operating assets, liabilities and operations of Spectra Energy Corp are held by Spectra Energy Capital, except for certain benefit plan assets and liabilities.

We own and operate a large and diversified portfolio of complementary natural gas-related energy assets and are one of North America’s leading natural gas infrastructure companies. For close to a century, we and our predecessor companies have developed critically important pipelines and related energy infrastructure connecting natural gas supply sources to premium markets. We operate in three key areas of the natural gas industry: transmission and storage, distribution, and gathering and processing. Based in Houston, Texas, we provide transportation and storage of natural gas to customers in various regions of the northeastern and southeastern United States, the Maritime Provinces in Canada and the Pacific Northwest in the United States and Canada, and in the province of Ontario, Canada. We also provide natural gas sales and distribution service to retail customers in Ontario, and natural gas gathering and processing services to customers in Western Canada. We also have a 50% ownership interest in DCP Midstream, LLC, or DCP Midstream, one of the largest natural gas gatherers and processors in the United States. In addition, we have an 84% equity interest in Spectra Energy Partners, LP, or Spectra Energy Partners, a midstream energy master limited partnership. Spectra Energy Partners is a separate, publicly traded entity which trades on the New York Stock Exchange under the symbol “SEP.”

Our natural gas pipeline systems consist of approximately 18,000 miles of transmission pipelines. For 2007 and the first six months of 2008, our proportional throughput for our pipelines totaled 3,642 trillion British thermal units, or TBtu, and 1,896 TBtu, respectively, compared to 3,260 TBtu in 2006 and 1,855 TBtu in the first six months of 2007. These amounts include throughput on wholly owned U.S. and Canadian pipelines and our proportional share of throughput on pipelines that are not wholly owned. Our storage facilities provide approximately 265 billion cubic feet, or Bcf, of storage capacity in the United States and Canada.

Our Businesses

Spectra Energy Corp manages its business in four reportable segments: U.S. Transmission, Distribution, Western Canada Transmission & Processing, and Field Services. The remainder of its business operations is presented as “Other” and consists of unallocated corporate costs, wholly owned captive insurance subsidiaries, employee benefit plan assets and liabilities and other miscellaneous activities. The following sections describe the operations of each of our businesses.

U.S. Transmission

Our U.S. Transmission business provides transportation and storage of natural gas for customers in various regions of the northeastern and southeastern United States and the Maritime Provinces in Canada. Our U.S. pipeline systems consist of more than 13,500 miles of transmission pipelines with five primary transmission systems: Texas Eastern Transmission, L.P., or Texas Eastern; Algonquin Gas Transmission, LLC, or Algonquin; East Tennessee Natural Gas, LLC; Maritimes & Northeast Pipeline, LLC and Maritimes & Northeast Pipeline, L.P., or collectively, Maritimes & Northeast Pipeline; and Gulfstream Natural Gas System, LLC, or Gulfstream. These pipeline systems receive natural gas from major North American producing regions for delivery to markets. U.S. Transmission’s proportional throughput for its pipelines totaled 2,202 TBtu in 2007 and 1,113

TBtu in the first six months of 2008 compared to 1,930 TBtu in 2006 and 1,110 TBtu in the first six months of 2007. This includes throughput on wholly owned pipelines and its proportional share of throughput on pipelines that are not wholly owned. A majority of contracted transportation volumes are under long-term firm service agreements. Interruptible transportation services are provided on a short-term or seasonal basis. In the course of providing transportation services, U.S. Transmission also processes natural gas on its Texas Eastern system. Demand on the pipeline systems is seasonal, with the highest throughput occurring during colder periods in the first and fourth calendar quarters.

Distribution

We provide distribution services in Canada through our subsidiary, Union Gas Limited, or Union Gas. Union Gas owns pipeline, storage and compression facilities used in the transportation, storage and distribution of natural gas. Union Gas’ system consists of approximately 37,000 miles of distribution main and service pipelines. Union Gas’ underground natural gas storage facilities have a working capacity of approximately 150 Bcf in 20 underground facilities located in depleted gas fields. Its transmission system consists of approximately 2,800 miles of high-pressure pipeline and six mainline compressor stations.

Western Canada Transmission & Processing

Our Western Canada Transmission & Processing business is comprised of the BC Pipeline and Field Services operations, the Midstream operations and the natural gas liquids, or NGL, Marketing operations.

BC Pipeline and Field Services provide natural gas transportation and gas gathering and processing services. BC Pipeline is regulated by the National Energy Board, or NEB, under full cost of service regulation, and transports processed natural gas from facilities primarily in northeast British Columbia to markets in the lower mainland of British Columbia and the U.S. Pacific Northwest. The BC Pipeline has approximately 1,800 miles of transmission pipeline in British Columbia and Alberta, as well as 19 mainline compressor stations. Throughput for the BC Pipeline totaled 596 TBtu in 2007 and 304 TBtu in the first six months of 2008 compared to 594 TBtu in 2006 and 292 TBtu in the first six months of 2007.

The BC Field Services business, which is regulated by the NEB under a “light-handed” regulatory model, consists of raw gas gathering pipelines and gas processing facilities, located primarily in northeast British Columbia. These facilities provide services to natural gas producers to remove impurities from the raw gas stream including water, carbon dioxide, hydrogen sulfide and other substances. Where required, these facilities also remove various NGLs for subsequent sale. The BC Field Services business includes five gas processing plants located in British Columbia, 22 field compressor stations and approximately 1,600 miles of gathering pipelines. The Midstream business provides similar gas gathering and processing services in British Columbia and Alberta and consists of 13 natural gas processing plants and approximately 1,000 miles of gathering pipelines.

The Empress NGL Marketing business, or Empress, provides NGL extraction, fractionation, transportation, storage and marketing services to western Canadian producers and NGL customers throughout Canada and the northern tier of the U.S. Assets include, among other things, a majority ownership interest in an NGL extraction plant, an integrated NGL fractionation facility, an NGL transmission pipeline, seven terminals where propane, butane and condensate are loaded for shipping or transferred into product sales pipelines, two NGL storage facilities, and an NGL marketing and gas supply business. The Empress fractionation plant is located in Empress, Alberta.

Field Services

Field Services consists of our 50% investment in DCP Midstream, which is accounted for as an equity investment. DCP Midstream gathers and processes natural gas, and fractionates, markets and trades NGLs. ConocoPhillips owns the remaining 50% interest in DCP Midstream.

DCP Midstream operates in 25 states in the United States. DCP Midstream’s gathering systems include connections to several interstate and intrastate natural gas and NGL pipeline systems and one natural gas storage facility. DCP Midstream gathers raw natural gas through gathering systems located in eight major natural gas producing regions: Permian Basin, Mid-Continent, Rocky Mountain, East Texas-North Louisiana, Barnett Shale, Gulf Coast, South Texas and Central Texas. DCP Midstream owns or operates approximately 58,000 miles of gathering and transmission pipe, with approximately 37,000 active receipt points.

Our Principal Executive Offices

Our corporate headquarters are located at 5400 Westheimer Court, Houston, Texas 77056. Spectra Energy Corp was incorporated in 2006 and is a Delaware corporation. Spectra Energy Capital is a Delaware limited liability company. Our telephone number is (713) 627-5400.

Corporate Structure

Spectra Energy Corp Business Segments

Percentages indicate Spectra Energy Corp’s ownership interest in its non-wholly owned subsidiaries.

The Offering

Issuer	Spectra Energy Capital, LLC

Securities Offered	$250,000,000 aggregate principal amount of 5.90% Senior Notes due 2013.

$250,000,000 aggregate principal amount of 7.50% Senior Notes due 2038.

Guarantees	The notes will be fully and unconditionally guaranteed by Spectra Energy Corp on an unsecured and unsubordinated basis. See “Description of the Notes—Guarantees.”

Interest Rate	The 2013 notes will bear interest at 5.90% per annum. The 2038 notes will bear interest at 7.50% per annum. All interest on the notes will accrue from September 8, 2008.

Interest Payment Date	Interest on the notes will be paid in cash semi-annually in arrears on March 15 and September 15 of each year, beginning March 15, 2009.

Maturity	September 15, 2013 for the 2013 notes.

September 15, 2038 for the 2038 notes.

Use of Proceeds	We expect to receive aggregate net proceeds of approximately $495.1 million from the sale of the notes to the underwriters, after deducting the underwriters’ discount and other offering expenses payable by us. We expect to use the net proceeds of this offering to fund capital expenditures and for general corporate purposes, including the repayment of commercial paper as it matures.

Ranking	The notes and the guarantees will be:

•	Spectra Energy Capital’s and, in the case of the guarantees, Spectra Energy Corp’s direct, unsecured and unsubordinated obligations;

•	equal in priority with all of the existing and future unsecured and unsubordinated debt of Spectra Energy Capital and Spectra Energy Corp, respectively;

•	effectively subordinated in right of payment to any future secured debt of Spectra Energy Capital and Spectra Energy Corp, respectively, to the extent of such security;

•

effectively subordinated in right of payment to all existing and future debt and other liabilities, including trade payables, of the subsidiaries of Spectra Energy Capital and Spectra Energy Corp (other than Spectra Energy Capital), respectively; and

•	senior in right of payment to all future subordinated debt of Spectra Energy Capital and Spectra Energy Corp, respectively.

See “Description of the Notes—Ranking.”

Optional Redemption	We may redeem the notes of a series in whole, at any time, or in part, from time to time, prior to maturity, at a redemption price that includes accrued and unpaid interest and a make-whole premium. For a more complete description of the redemption provisions of the notes, see “Description of the Notes—Optional Redemption.”

Certain Covenants	We will issue the notes under an indenture with The Bank of New York Mellon Trust Company, N.A. (successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)), as trustee. The indenture contains certain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to create liens on our assets. See “Description of the Notes” in this prospectus supplement and “Description of the Senior Notes” in the accompanying prospectus.

Risk Factors	Investing in the notes involves certain risks. You should carefully consider the risk factors discussed under the heading “Risk Factors” beginning on page S-11 of this prospectus supplement and the section captioned “Risk Factors” in Spectra Energy Corp’s Annual Report on Form 10-K for the year ended December 31, 2007, which has been filed with the SEC and incorporated by reference into this prospectus supplement, and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the notes.

Book-Entry Form/Denominations	The notes will be issuable in denominations of $2,000 and any integral multiples of $1,000 above that amount in book-entry form and will be represented by one or more global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of DTC or its nominee. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. This means that you will not receive a certificate for your notes and your notes will not be registered in your name, except under certain limited circumstances described under the caption “Description of the Notes—Book-Entry Delivery and Settlement.”

Lack of Public Market for the Notes	There is no existing trading market for the notes, and there can be no assurance regarding:

•	any future development or liquidity of a trading market for any series of notes;

•	your ability to sell your notes at all; or

•	the prices at which you may be able to sell your notes.

Future trading prices of the notes will depend on many factors, including:

•	prevailing interest rates;

•	our operating results and financial condition; and

•	the markets for similar securities.

We do not intend to apply for the listing of either series of notes on any securities exchange or for quotation of either series of notes in any dealer quotation system.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing Law	The notes, the guarantees and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Further Issues

The 2013 notes initially will be issued in an aggregate principal amount of $250,000,000. The 2038 notes initially will be issued in an aggregate principal amount of $250,000,000. Spectra Energy Capital may from time to time, without the consent of existing holders, create and issue further notes of a series having the same terms and conditions as the notes of such series being offered hereby in all respects, except for issue date, issue price and, if applicable, the first payment of interest thereon; provided that the additional notes issued will be fungible with the original notes of such series for United States federal income tax purposes. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes of like tenor.

Spectra Energy Corp Summarized Historical Financial Data

The following tables set forth summarized historical financial data as of the dates and for the periods indicated. The financial data as of December 31, 2007 and 2006 and for each of the three years ended December 31, 2007, 2006 and 2005 have been derived from Spectra Energy Corp’s audited consolidated financial statements included in Spectra Energy Corp’s annual report on Form 10-K for the year ended December 31, 2007, which has been filed with the SEC and is incorporated by reference into this prospectus supplement. The financial data as of June 30, 2008 and for each of the six months ended June 30, 2008 and 2007 have been derived from Spectra Energy Corp’s unaudited interim consolidated financial statements included in Spectra Energy Corp’s quarterly report filed on Form 10-Q for the quarter ended on June 30, 2008, which has been filed with the SEC and is incorporated by reference into this prospectus supplement. The unaudited interim consolidated financial statements have been prepared on a basis consistent with the audited consolidated financial statements and, in the opinion of management, include all adjustments (including normal recurring accruals) necessary for a fair presentation of such data. The results for the interim periods are not necessarily indicative of results for a full year. The financial data below should be read together with, and are qualified in their entirety by reference to, Spectra Energy Corp’s historical consolidated financial statements and the accompanying notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in its annual report on Form 10-K for the year ended December 31, 2007 and its quarterly report on Form 10-Q for the quarter ended June 30, 2008.

	Six months ended June 30,		Years ended December 31,
	2008	2007	2007	2006	2005
	(in millions)
Operating Revenues	$2,749	$2,386	$4,742	$4,532	$9,454

Operating Expenses
Operating costs and expenses	1,649	1,415	2,788	2,845	7,512
Depreciation and amortization	296	250	525	489	611

Total operating expenses	1,945	1,665	3,313	3,334	8,123

Gains on Sales of Other Assets and Other, net	32	1	13	47	522

Operating Income	836	722	1,442	1,245	1,853

Other Income and Expenses
Equity in earnings of unconsolidated affiliates	452	219	596	609	355
Other, net	21	26	53	127	1,313

Total other income and expenses	473	245	649	736	1,668

Interest Expense	307	311	633	605	675
Minority Interest Expense	33	31	71	45	511

Earnings From Continuing Operations Before Income Taxes	969	625	1,387	1,331	2,335
Income Tax Expense From Continuing Operations	307	204	443	395	926

Income From Continuing Operations	662	421	944	936	1,409
Income (Loss) From Discontinued Operations, net of tax	—	11	13	308	(731)

Income Before Cumulative Effect of Change in Accounting Principle	662	432	957	1,244	678
Cumulative Effect of Change in Accounting Principle, net of tax and minority interest	—	—	—	—	(4)

Net Income	$662	$432	$957	$1,244	$674

	June 30, 2008	December 31,
		2007	2006
	(in millions)
Total Assets	$23,400	$22,970	$20,345
Total Debt	9,746	9,398	8,625
Minority Interests	620	806	565
Total Stockholders’ Equity	6,869	6,857	5,639

	Six months ended June 30,		Years ended December 31,
	2008	2007	2007	2006	2005
	(dollars in millions)
Net Cash Provided by Operating Activities	$1,141	$654	$1,467	$694	$1,069
Net Cash Provided by (Used In) Investing Activities	(1,024)	(504)	(1,544)	1,569	1,241
Net Cash Used in Financing Activities	(123)	29	(191)	(2,454)	(2,341)
Distributions from Unconsolidated Affiliates	588	119	656	859	856

Ratio of earnings to fixed charges	4.3	2.6	3.1	3.1	4.3

RISK FACTORS

An investment in the notes involves risks. You should carefully consider the risks described below and the section captioned “Risk Factors” in Spectra Energy Corp’s Annual Report on Form 10-K for the year ended December 31, 2007, which has been filed with the SEC and is incorporated by reference into this prospectus supplement, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including filings made with the SEC subsequent to the date of this prospectus supplement, before making an investment decision. If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, the value of the notes could decline, and you could lose part or all of your investment.

The notes are equal in right of payment to a substantial portion of Spectra Energy Capital’s other unsecured senior indebtedness.

Spectra Energy Capital’s payment obligations under the notes and Spectra Energy Corp’s guarantees are unsecured and equal in right of payment to a substantial portion of the current and future indebtedness of Spectra Energy Capital and Spectra Energy Corp, respectively, including its indebtedness for borrowed money, indebtedness evidenced by bonds, debentures, notes or similar instruments, obligations arising from or with respect to guarantees and direct credit substitutes, obligations associated with hedges and derivative products, capitalized lease obligations and other senior indebtedness. Subject to certain restrictions on secured debt, the indenture governing the notes does not limit the ability of Spectra Energy Capital and Spectra Energy Corp to incur additional indebtedness and other obligations, including indebtedness and other obligations that rank equal in right of payment with the notes.

The notes are effectively subordinated to any existing and future indebtedness of our subsidiaries. We may require cash from our subsidiaries to make payments on the notes.

We conduct our businesses through subsidiaries, some of which are not wholly owned, and we rely on dividends, distributions, proceeds from inter-company transactions, interest payments and loans from those entities to meet our obligations for payment of principal and interest on outstanding debt obligations, including the notes. These subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations on the notes and the guarantees. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit their ability to make payments or other distributions to us, and they could agree to contractual restrictions on their ability to make distributions. If we are unable to obtain cash from such entities to fund required payments in respect of the notes, we may be unable to make payments of principal of or interest on the notes.

In addition, the rights that we and our creditors would have to participate in the assets of any such subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors. Accordingly, the notes are structurally subordinated to all existing and future liabilities of the subsidiaries of Spectra Energy Capital. Certain subsidiaries of ours have incurred substantial amounts of debt in the operations and expansion of their businesses, and we anticipate that certain of our subsidiaries will do so in the future.

We rely on access to short-term money markets and longer-term capital markets to finance capital requirements and support liquidity needs, and access to those markets can be adversely affected, particularly if we or our respective rated subsidiaries are unable to maintain an investment-grade credit rating, which could adversely affect our cash flows or restrict business, and could adversely affect the holders of the notes.

Our businesses are financed to a large degree through debt. The maturity and repayment profile of debt used to finance capital investments often does not correlate to cash flows from assets. Accordingly, we rely on access to both short-term money markets and longer-term capital markets as a source of liquidity for capital requirements not satisfied by the cash flow from operations and to fund capital investments originally financed through debt. Our senior unsecured long-term debt is currently rated investment-grade by various rating agencies. If the rating agencies were to rate us or our rated subsidiaries below investment-grade, such entity’s borrowing costs would increase, perhaps significantly. In addition, the entity would likely be required to pay a higher interest rate in future financings, and its potential pool of investors and funding sources could decrease. Such developments also could adversely affect the holders of the notes.

Spectra Energy Capital maintains revolving credit facilities to provide for borrowings, back-up for commercial paper programs and/or letters of credit at various entities. These facilities typically include financial covenants which limit the amount of debt that can be outstanding as a percentage of the total capital for the specific entity. Failure to maintain these covenants at a particular entity could preclude that entity from issuing commercial paper or letters of credit or borrowing under the revolving credit facility and could require other affiliates to immediately pay down any outstanding drawn amounts under other revolving credit agreements, which could adversely affect cash flow or restrict businesses and could adversely affect their ability to make payments on the notes. Furthermore, if Spectra Energy Capital’s short-term debt rating were to be below tier 2 (e.g., A-2/P-2, S&P and Moody’s, respectively), access to the commercial paper market could be significantly limited.

If we are not able to access capital at competitive rates, our ability to finance operations and implement our strategies may be adversely affected. Restrictions on our ability to access financial markets may also affect our ability to execute our business plans and repay debt (including the notes) as scheduled. An inability to access capital may limit our ability to pursue improvements or acquisitions that we may otherwise rely on for future growth. Any downgrade or other event negatively affecting the credit ratings of our subsidiaries could make our costs of borrowing higher or access to funding sources more limited, which in turn could increase our need to provide liquidity in the form of capital contributions or loans to such subsidiaries, thus reducing the liquidity and borrowing availability of the consolidated group.

An active trading market for the notes may not develop.

There is no existing market for the notes and no market may develop for the notes. The ability of noteholders to sell their notes, or the price at which noteholders will be able to sell their notes, will depend on many factors, including, among other things, prevailing interest rates, our operating results and financial condition and the market for similar securities. The underwriters have advised us that they currently intend to make a market in the notes of each series. However, they are not obligated to do so and any market making may be discontinued at any time without notice. Spectra Energy Capital does not intend to apply to list either series of notes on any securities exchange or for quotation of either series of notes in any dealer quotation system.

The guarantees of Spectra Energy Corp may be of limited value.

As Spectra Energy Corp currently has no significant unrestricted assets other than the membership interests of Spectra Energy Capital, Spectra Energy Corp’s guarantee of the notes may be of limited value.

USE OF PROCEEDS

We expect to receive aggregate net proceeds of approximately $495.1 million from the sale of the notes to the underwriters, after deducting the underwriters’ discount and other offering expenses payable by us. We expect to use the net proceeds of this offering to fund capital expenditures and for general corporate purposes, including the repayment of commercial paper as it matures. Borrowings from the commercial paper we intend to repay were used primarily for capital expenditures. The weighted average interest rate and maturity of such commercial paper as of September 3, 2008 was 3.0% and 9 days, respectively. The net proceeds may be invested temporarily in short-term marketable securities until they are used for their stated purpose.

SPECTRA ENERGY CORP CAPITALIZATION

The following table shows Spectra Energy Corp’s capitalization as of June 30, 2008:

•	on a historical basis; and

•

on an as adjusted basis to reflect (1) the consummation of this offering and the use of proceeds to repay commercial paper as described under “Use of Proceeds,” (2) the issuance of 600 million Canadian dollars (approximately US$588 million equivalent) principal amount of long-term indebtedness by subsidiaries of Spectra Energy Corp which occurred in the third quarter of 2008, (3) the early retirement of $288 million of long-term debt by a subsidiary of Spectra Energy Corp which occurred in the third quarter of 2008 and (4) the retirement of 103 million Canadian dollars (approximately US$101 million equivalent) principal amount of subsidiary long-term debt that matured in the third quarter of 2008.

This table should be read in conjunction with, and is qualified in its entirety by reference to, Spectra Energy Corp’s historical financial statements and the accompanying notes included in its annual report on Form 10-K for the year ended December 31, 2007 and its quarterly report on Form 10-Q for the quarter ended June 30, 2008, which are incorporated by reference into this prospectus supplement. Principal amounts for subsidiary long-term debt issued in Canadian dollars have been converted to US dollar equivalents using the exchange rate in effect at June 30, 2008.

	As of June 30, 2008
	Historical	As adjusted
	(in millions)

Spectra Energy Capital long-term debt, including current maturities:
4.37% senior notes due 2009	$ 148	$ 148
7.5% senior notes due 2009	500	500
6.25% senior notes due 2013	500	500
5.5% senior notes due 2014	149	149
5.668% senior notes due 2014	408	408
6.20% senior notes due 2018	500	500
6.75% senior notes due 2018	150	150
8% senior notes due 2019	500	500
6.75% senior notes due 2032	240	240
5.90% senior notes due 2013 offered hereby	—	250
7.50% senior notes due 2038 offered hereby	—	250
Subsidiary long-term debt, including current maturities	5,982	6,181
Commercial paper	667	172
Fair value hedge carrying value adjustment	12	12
Capitalized leases	1	1
Unamortized debt discount	(11)	(12)

Total debt	9,746	9,949
Minority interests	620	620
Total stockholders’ equity	6,869	6,869

Total capitalization	$ 17,235	$ 17,438

DESCRIPTION OF THE NOTES

General

We have summarized selected provisions of each series of the notes below. The notes will be issued under a Senior Indenture, dated as of April 1, 1998 and as amended and supplemented, among Spectra Energy Capital, as issuer, Spectra Energy Corp, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee. Each series of the notes is a separate series of Senior Notes described in the accompanying prospectus, and this summary supplements that description. This summary is not complete and should be read together with the indenture and the description of the general terms and provisions of the notes provided under the caption “Description of the Senior Notes” in the accompanying prospectus.

The 2013 notes will mature on September 15, 2013 and will bear interest at the rate of 5.90% per year from the date of original issuance. The 2038 notes will mature on September 15, 2038 and will bear interest at the rate of 7.50% per year from the date of original issuance. Spectra Energy Capital will pay interest on the notes of each series semi-annually on March 15 and September 15 of each year, beginning March 15, 2009, to the person in whose name the note is registered at the close of business on the March 1 and September 1 (whether or not a business day) before the relevant interest payment date. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable is not a business day, Spectra Energy Capital will pay that interest on the next business day without any interest or other payment due to the delay.

The 2013 notes initially will be issued in an aggregate principal amount of $250,000,000. The 2038 notes initially will be issued in an aggregate principal amount of $250,000,000. Spectra Energy Capital may from time to time, without the consent of existing holders, create and issue further notes of a series having the same terms and conditions as the notes of such series being offered hereby in all respects, except for issue date, issue price and, if applicable, the first payment of interest thereon; provided that the additional notes issued will be fungible with the original notes of such series for United States federal income tax purposes. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes of like tenor.

Other than the restrictions on liens described under “Description of the Senior Notes—Negative Pledge” in the accompanying prospectus, the indenture does not contain any covenants or other provisions designed to protect holders of the notes in the event Spectra Energy Capital or Spectra Energy Corp participates in a highly leveraged transaction or upon a change of control. The indenture also does not contain provisions that give holders the right to require Spectra Energy Capital or Spectra Energy Corp to repurchase their notes in the event of a decline in the credit ratings of Spectra Energy Capital or Spectra Energy Corp for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

As used in this prospectus supplement, “business day” means, with respect to the notes, a day other than (1) a Saturday or a Sunday, (2) a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to remain closed or (3) a day on which the corporate trust office of the trustee is closed for business.

Guarantees

As further described in the accompanying prospectus, Spectra Energy Corp will fully and unconditionally guarantee for the benefit of the holders of the notes and the trustee (1) the due and punctual payment of the principal of, premium, if any, and interest on the notes, whether at stated maturity, by declaration of acceleration, call for redemption or otherwise, (2) the due and punctual payment of interest on overdue principal of, premium, if any, and interest on the notes, if any, if lawful, and (3) the due and punctual performance of all other obligations of Spectra Energy Capital to the holders or the trustee in accordance with the terms of the indenture.

Ranking

The notes of each series and the guarantees will be:

•	Spectra Energy Capital’s and, in the case of the guarantees, Spectra Energy Corp’s direct, unsecured and unsubordinated obligations;

•	equal in priority with all of the existing and future unsecured and unsubordinated debt of Spectra Energy Capital and Spectra Energy Corp, respectively;

•	effectively subordinated in right of payment to any future secured debt of Spectra Energy Capital and Spectra Energy Corp, respectively, to the extent of such security;

•

effectively subordinated in right of payment to all existing and future debt and other liabilities, including trade payables, of the subsidiaries of Spectra Energy Capital and Spectra Energy Corp (other than Spectra Energy Capital), respectively; and

•	senior in right of payment to all future subordinated debt of Spectra Energy Capital and Spectra Energy Corp, respectively.

As of June 30, 2008, as adjusted to give effect to the issuance of the notes, the use of proceeds to repay commercial paper as described under “Use of Proceeds” and the other changes to subsidiary debt described under “Capitalization,” Spectra Energy Capital and Spectra Energy Corp would have had approximately $9.9 billion of consolidated short-term and long-term debt, of which $3.6 billion would have ranked equal in priority with the notes. Approximately $6.3 billion would have been secured or owed by subsidiaries of Spectra Energy Capital and therefore is effectively senior in right of payment to the notes with respect to the assets securing the debt or the assets of the subsidiary obligor.

Optional Redemption

Spectra Energy Capital will have the right to redeem the notes of each series, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes of the series to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments on the notes of the series being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points. In each case, Spectra Energy Capital will pay accrued and unpaid interest on the principal amount being redeemed to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the applicable series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers that Spectra Energy Capital appoints.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if an Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all quotations obtained.

“Reference Treasury Dealer” means each of J.P. Morgan Securities Inc. (or its affiliates and its successors), Merrill Lynch, Pierce, Fenner & Smith Incorporated (or its affiliates and its successors), one other primary treasury dealer in the United States selected by Wachovia Capital Markets, LLC (or its affiliates and its successors) and one other nationally recognized investment banking firm that is a primary U.S. Government securities dealer that Spectra Energy Capital specifies from time to time. If, however, any of them shall cease to be a primary U.S. Government securities dealer, Spectra Energy Capital will substitute another nationally recognized investment banking firm that is such a dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to an Independent Investment Banker by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means the remaining scheduled payments of the principal of and interest on each note to be redeemed that would be due after the related redemption date but for such redemption. If the redemption date is not an interest payment date with respect to the note being redeemed, the amount of the next succeeding scheduled interest payment on the note will be reduced by the amount of interest accrued thereon to that redemption date.

Redemption Procedures

Spectra Energy Capital will mail notice of redemption not less than 30 nor more than 60 days before the redemption date to each registered holder of notes to be redeemed. If Spectra Energy Capital redeems less than all the notes of a series, the trustee will select the particular notes of such series to be redeemed by such method as the trustee deems fair and appropriate.

If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on the notes or portions of such notes called for redemption. In the event that any redemption date is not a business day, Spectra Energy Capital will pay the redemption price on the next business day without any interest or other payment due to the delay.

Sinking Fund

There is no provision for a sinking fund applicable to the notes.

Negative Pledge

In the indenture, Spectra Energy Capital has agreed to restrictions, with exceptions, on its ability and the ability of certain of its subsidiaries to incur debt secured by liens. See “Description of the Senior Notes—Negative Pledge” in the accompanying prospectus.

Reports

Spectra Energy Capital and Spectra Energy Corp will provide the trustee any information, documents or reports required to be filed by Spectra Energy Capital or Spectra Energy Corp with the SEC under Section 13 or Section 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, within 15 days after the same is so required to be filed with the SEC. Currently, Spectra Energy Capital is not required to file any information, documents or reports with the SEC under Section 13 or Section 15(d) of the Exchange Act. See “Where You Can Find More Information.”

Modification; Waiver

For a description of the provisions related to modification and waiver with respect to the indenture, see “Description of the Senior Notes—Modification; Waiver” in the accompanying prospectus. In addition to the provisions requiring the consent of each holder described in the accompanying prospectus, any change in the obligations of Spectra Energy Corp under the guarantees in any manner adverse to the holders of the notes will require the consent of each holder of notes.

Defeasance and Covenant Defeasance

The notes of each series will be subject to both defeasance and covenant defeasance as described in the accompanying prospectus under the caption “Description of the Senior Notes—Defeasance and Covenant Defeasance.” In connection with any defeasance or covenant defeasance, Spectra Energy Capital will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the notes of such series to recognize income, gain or loss for U.S. federal income tax purposes. If Spectra Energy Capital elects legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Book-Entry Delivery and Settlement

We will issue the notes of each series in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream or Euroclear as operator of the Euroclear System (in Europe), or the Euroclear Operator, either directly if they are participants of such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC. Citibank, N.A. will act as the U.S. depositary for Clearstream, and JPMorgan Chase Bank, N.A. will act as the U.S. depositary for Euroclear. For additional information about DTC, see “Description of the Senior Notes—Book-Entry Debt Securities” in the accompanying prospectus.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement and the accompanying prospectus solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of Spectra Energy Capital, Spectra Energy Corp, the underwriters nor the trustee takes any responsibility for these operations or procedures, and investors are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided under “Description of the Senior Notes—Book-Entry Debt Securities” in the accompanying prospectus, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

None of Spectra Energy Capital, Spectra Energy Corp, the underwriters nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, or collectively, the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion summarizes certain U.S. federal income tax consequences relevant to the acquisition, ownership and disposition of the notes, and does not purport to be a complete analysis of all potential tax considerations. This discussion only applies to notes that are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code, and that are purchased in the initial offering at the initial offering price, by Non-U.S. Holders (as defined below). This summary is based on the Code, administrative pronouncements, judicial decisions and regulations of the Treasury Department thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax law, such as financial institutions; tax-exempt organizations; insurance companies; traders or dealers in securities; persons holding notes as part of a straddle, hedge, conversion transaction or other integrated transaction; or certain former citizens or residents of the United States. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Furthermore, this discussion does not describe the effect of U.S. federal estate and gift tax laws or the effect of any applicable foreign, state or local law.

We have not and will not seek any rulings or opinions from the Internal Revenue Service, or the IRS, or counsel with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the acquisition, ownership or disposition of the notes or that any such position would not be sustained.

Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is not (i) an individual that is a citizen or resident of the United States; (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized under the laws of the United States, any State thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation; or (iv) a trust if (A) a court within the United States is able to exercise primary control over its administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of such trust, or (B) the trust has made an election under the applicable Treasury regulations to be treated as a United States person.

If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of a partnership holding notes should consult their tax advisor as to the particular U.S. federal income tax consequences applicable to them.

Interest

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on the notes provided that such holder (A) does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our parent’s stock entitled to vote, (B) is not a controlled foreign corporation that is related to our parent directly or constructively through stock ownership, and (C) satisfies certain certification requirements. Such certification requirements will be met if (x) the Non-U.S. Holder provides its name and address, and certifies on an IRS Form W-8 BEN (or a substantially similar form), under penalties of perjury, that it is not a U.S. person or (y) a securities clearing organization or certain other financial institutions holding the note on behalf of the Non-U.S. Holder certifies on IRS Form W-8IMY, under penalties of perjury, that such certification has been received by it and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the notes is a U.S. person.

If interest on the notes is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, but such Non-U.S. Holder cannot satisfy the other requirements outlined in the preceding sentence, interest on the notes generally will be subject to U.S. withholding tax at a 30% rate (or lower applicable treaty rate).

If interest on the notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, then the Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a 30% (or lower applicable treaty rate) branch profits tax). If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, such interest payments will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides us or our paying agent with the appropriate documentation (generally an IRS Form W-8ECI).

Sale or Other Taxable Disposition of the Notes

A Non-U.S. Holder generally will not be subject to U.S. federal withholding tax with respect to gain, if any, recognized on the sale or other taxable disposition of the notes. A Non-U.S. Holder will also generally not be subject to U.S. federal income tax with respect to such gain, unless (i) the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, or (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other conditions are satisfied. In the case described in (i) above, gain or loss recognized on the disposition of such notes generally will be subject to U.S. federal income taxation in the same manner as if such gain or loss were recognized by a U.S. person, and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to the branch profits tax at a rate of 30% (or a lower applicable treaty rate). In the case described in (ii) above, the Non-U.S. Holder will be subject to a 30% tax on any capital gain recognized on the disposition of the notes (after being offset by certain U.S. source capital losses).

Information Reporting and Backup Withholding

Information returns will be filed annually with the IRS in connection with payments we make on the notes. Copies of these information returns may also be made available under the provisions of a specific tax treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition and the Non-U.S. Holder may be subject to backup withholding (currently at a rate of 28%) on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

UNDERWRITING

We are offering the notes described in this prospectus supplement through the underwriters named below. J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC are acting as joint book-running managers and representatives of the underwriters.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, which we will file as an exhibit to a Form 8-K following this offering, each underwriter named below has agreed to purchase from us the principal amount of notes set forth opposite the underwriter’s name.

Underwriters	Principal amount of 2013 notes	Principal amount of 2038 notes
J.P. Morgan Securities Inc.	$50,000,000	$50,000,000
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	50,000,000	50,000,000
Wachovia Capital Markets, LLC	50,000,000	50,000,000
Lazard Capital Markets LLC	31,250,000	31,250,000
SunTrust Robinson Humphrey, Inc.	31,250,000	31,250,000
Daiwa Securities America Inc.	12,500,000	12,500,000
KeyBanc Capital Markets Inc.	12,500,000	12,500,000
Mizuho Securities USA Inc.	12,500,000	12,500,000

Total	$250,000,000	$250,000,000

The underwriting agreement provides that the underwriters’ obligations to purchase the notes depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the notes are purchased by the underwriters, all of the notes must be purchased. The conditions contained in the underwriting agreement include the condition that all the representations and warranties made by us and our affiliates to the underwriters are true, that there has been no material adverse change in the condition of us or in the financial markets and that we deliver to the underwriters customary closing documents.

Commissions and Expenses

The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. This underwriting fee is the difference between the offering price to the public and the amount the underwriters pay to us to purchase the notes (expressed as a percentage of the principal amount of the notes).

Paid by Spectra Energy Capital
Per 2013 note	0.600%
Per 2038 note	0.875%

The notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at the public offering price less a concession not in excess of 0.350% of the principal amount of the 2013 notes and 0.500% of the principal amount of the 2038 notes. The underwriters may allow, and such dealers may reallow, to certain other dealers a concession not in excess of 0.245% of the principal amount of the 2013 notes and 0.350% of the principal amount of the 2038 notes. After the notes are released for sale, the underwriters may change the offering price and the other selling terms.

The notes of each series are a new issue of securities with no established trading market. We have been advised by the underwriters that they presently intend to make a market in the notes of each series, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for either series of notes.

In connection with this offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids for or purchases of notes made by the underwriters in the open market prior to the completion of this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the notes, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in over-the-counter market or otherwise.

We estimate that our total out-of-pocket expenses of this offering, excluding underwriting discounts and commissions, will be approximately $300,000.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, or each, a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, the underwriters have not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that they may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us; and

•

it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Indemnification

We and certain of our affiliates have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933 and to contribute to payments that may be required to be made in respect of these liabilities.

Affiliations and FINRA Conduct Rules

Some of the underwriters and their affiliates have performed investment banking, commercial banking and advisory services for us from time to time for which they have received customary fees and expenses. Some of the underwriters and their affiliates are lenders under credit facilities of Spectra Energy Capital and its subsidiaries, including facilities supporting commercial paper being repaid with proceeds from the issuance of the notes. In addition, the underwriters and their affiliates may, from time to time in the future, engage in transactions with and perform services for us in the ordinary course of business.

Daiwa Securities America Inc., or DSA, has entered into an agreement with SMBC Securities, Inc., or SMBCSI, pursuant to which SMBCSI provides certain advisory and/or other services to DSA, including services with respect to this offering. In return for the provision of such services by SMBCSI to DSA, DSA will pay to SMBCSI a mutually agreed-upon fee. Lazard Capital Markets LLC, or Lazard Capital Markets, has entered into an agreement with Mitsubishi UFJ Securities (USA), Inc., or MUS(USA), pursuant to which MUS(USA) provides certain advisory and/or other services to Lazard Capital Markets, including in respect of this offering. In return for the provision of such services by MUS(USA) to Lazard Capital Markets, Lazard Capital Markets will pay to MUS(USA) a mutually agreed upon fee.

EXPERTS

The consolidated financial statements of Spectra Energy Corp and subsidiaries, the related financial statement schedule, incorporated in this prospectus supplement by reference from Spectra Energy Corp’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of Spectra Energy Corp’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report (1) expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes explanatory paragraphs relating to the adoption of new accounting standards and the completion of the spin-off of Spectra Energy Corp from Duke Energy Corporation on January 2, 2007, and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedule of DCP Midstream, LLC, as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, incorporated in this prospectus supplement by reference from Amendment No. 1 to Spectra Energy Corp’s Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of TEPPCO Partners, L.P. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report dated February 28, 2006, except for the effects of discontinued operations, as discussed in Note 5, which is as of June 1, 2006, with respect to the consolidated balance sheets of TEPPCO Partners, L.P. as of December 31, 2005 and 2004 and the related consolidated statements of income, partners’ capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, contains a separate paragraph that states that as discussed in Note 20 to the consolidated financial statements, TEPPCO Partners, L.P. has restated its consolidated balance sheet as of December 31, 2004, and the related consolidated statements of income, partners’ capital and comprehensive income, and cash flows for the years ended December  31, 2004 and 2003.

LEGAL MATTERS

The validity of the notes and the guarantees will be passed upon for Spectra Energy Capital and Spectra Energy Corp by William S. Garner, Jr., Group Executive, General Counsel and Secretary of Spectra Energy Corp. Certain legal matters with respect to the offering of the notes and the guarantees will be passed upon for Spectra Energy Capital and Spectra Energy Corp by Skadden, Arps, Slate, Meagher & Flom LLP, Washington, D.C. Certain legal matters with respect to the notes and the guarantees will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas. Certain attorneys of Skadden, Arps, Slate, Meagher & Flom LLP own shares of Spectra Energy Corp’s common stock.

WHERE YOU CAN FIND MORE INFORMATION

Spectra Energy Corp files annual, quarterly and current reports and other information with the SEC under the Exchange Act (Commission File No. 001-33007). Such reports and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington, D.C. address. Please call the SEC at 1-800-SEC-0330 for further information. Spectra Energy Corp’s filings are also available to the public at the SEC’s website at http://www.sec.gov. In addition, documents filed by Spectra Energy Corp can be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10002. Spectra Energy Corp maintains an Internet website at http://www.spectraenergy.com. On the Investor Relations page of that site, Spectra Energy Corp provides access to Spectra Energy Corp’s SEC filings free of charge as soon as reasonably practicable after filing with the SEC. The information on Spectra Energy Corp’s Internet Website is not incorporated in this prospectus supplement or the accompanying prospectus by reference and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

Spectra Energy Capital does not file reports or other information with the SEC. Spectra Energy Corp includes summarized financial information relating to Spectra Energy Capital in some of its reports filed with the SEC.

The SEC allows Spectra Energy Corp to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information Spectra Energy Corp files with it, which means that Spectra Energy Corp can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that Spectra Energy Corp files later with the SEC will automatically update and supersede this information. Spectra Energy Corp incorporates by reference the documents listed below and any future filings it makes with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (other than information furnished under Items 2.02 or 7.01 of any Form 8-K, which is not deemed filed under the Exchange Act):

•	Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2007 filed February 29, 2008 and March 20, 2008, respectively;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008 filed May 9, 2008 and August 8, 2008, respectively; and

•	Current reports on Form 8-K filed February 6, 2008, February 29, 2008, March 10, 2008, April 10, 2008, June 30, 2008 (as amended on August 29, 2008), July 16, 2008 and September 2, 2008.

We will provide you without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus supplement. You may request a copy by writing us at the following address or telephoning one of the following numbers:

c/o Investor Relations Department

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

(713) 627-5400

PROSPECTUS

SPECTRA ENERGY CAPITAL, LLC

SPECTRA ENERGY CORP

We may offer, issue and sell from time to time, together or separately, senior debt securities. This prospectus also covers the full and unconditional guarantees of our obligations under any debt security by our parent, Spectra Energy Corp, as described in this prospectus.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update, or change information contained in this prospectus. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before making your investment decision.

We and Spectra Energy may offer and sell these securities through one or more underwriters, dealers and agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.

To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

See “Risk Factors” beginning on page 6 regarding the risks associated with an investment in these securities.

The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 26, 2008

Neither we nor Spectra Energy have authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any applicable supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any applicable supplement to this prospectus as if we had authorized it. This prospectus and any applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. Nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is correct on any date after their respective dates, even though this prospectus or a supplement is delivered or securities are sold on a later date.

Unless we have indicated otherwise, or the context otherwise requires, reference in this prospectus to “Spectra Energy Capital,” “we,” “us” and “our” or similar terms are to Spectra Energy Capital, LLC and its subsidiaries.

i

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the applicable prospectus supplement include and incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We and Spectra Energy intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “will,” or other similar words. Our and Spectra Energy’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Actual results could differ materially from those in forward-looking statements because of, among other reasons, those factors set forth in the section entitled “Risk Factors” set forth in Item 1A in our Annual Report on Form 10-K filed on February 29, 2008 as well as the following:

•

state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas industry;

•	outcomes of litigation and regulatory investigations, proceedings or inquiries;

•	weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms;

•	the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates;

•	general economic conditions, including any potential affects arising from terrorist attacks and any consequential or other hostilities;

•	changes in environmental, safety and other laws and regulations;

•	the results of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general economic conditions;

•	increases in the cost of goods and services required to complete capital projects;

•	declines in the market prices of equity securities and resulting funding requirements for defined benefit pension plans;

•

growth in opportunities, including the timing and success of efforts to develop domestic and international pipeline, storage, gathering, processing and other infrastructure projects and the effects of competition;

•	the performance of natural gas transmission and storage, distribution, and gathering and processing facilities;

•	the extent of success in connecting natural gas supplies to gathering, processing and transmission systems and in connecting to expanding gas markets;

•	the effects of accounting pronouncements issued periodically by accounting standard-setting bodies;

•	conditions of the capital markets and equity markets during the periods covered by the forward-looking statements; and

•

the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we and Spectra Energy have described. We and Spectra Energy undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we and Spectra Energy filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we and Spectra Energy may, from time to time, sell senior notes and the related guarantees as described in this prospectus, in one or more offerings.

This prospectus provides you with a general description of the securities we and Spectra Energy may offer. Each time we and Spectra Energy sell securities, we and Spectra Energy will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

To the extent that this prospectus is used by any selling securityholder to resell any securities, information with respect to the selling securityholder and the terms of the securities being offered will be contained in a prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

Spectra Energy Corp, or Spectra Energy, files annual, quarterly and special reports, and other information with the SEC. You may read and copy any reports, statements or other information that Spectra Energy files with the SEC at the SEC’s Public Reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. These SEC filings are also available to the public from commercial document retrieval services, over the Internet at the SEC’s website at http://www.sec.gov and under the heading “Investors/Publications” on Spectra Energy’s corporate website at www.spectraenergy.com.

We and Spectra Energy have filed a registration statement of which this prospectus is a part and related exhibits with the SEC under the Securities Act. The registration statement contains additional information about us, Spectra Energy and the securities. You may inspect the registration statement and exhibits without charge at the SEC’s Public Reference Room or at the SEC’s website listed above, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows “incorporation by reference” into this prospectus of information that Spectra Energy files with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by Spectra Energy with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information.

This prospectus incorporates by reference the documents listed below that Spectra Energy has previously filed with the SEC. These documents contain important business and financial information about us that is not included in or delivered with this prospectus.

Spectra Energy	Period
Annual Report on Form 10-K and Form 10-K/A	Year ended December 31, 2007 filed on February 29, 2008 and March 20, 2008, respectively
Current Reports on Form 8-K	Filed February 6, 2008
Filed February 29, 2008
Filed March 10, 2008

We and Spectra Energy also incorporate by reference any filings made by Spectra Energy with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of the offering. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this document.

Securityholders can obtain any document incorporated by reference in this document from us or Spectra Energy without charge, excluding all exhibits, except that if we or Spectra Energy have specifically incorporated by reference an exhibit in this prospectus, the exhibit will also be provided without charge by requesting it in writing or by telephone from us at:

c/o Investor Relations Department

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

(713) 627-5400

You may also obtain these documents from Spectra Energy’s website at www.spectraenergy.com or at the SEC’s Internet site www.sec.gov by clicking on the “Search for Company Filings” link, then clicking on the “Company & Other Filers” link, and then entering our name in the “name” field.

THE COMPANY

We, as Spectra Energy’s only direct material asset, own and operate a large and diversified portfolio of complementary natural gas-related energy assets and are one of North America’s leading natural gas infrastructure companies. For close to a century, we and our predecessor companies have developed critically important pipelines and related energy infrastructure connecting natural gas supply sources to premium markets. We operate in three key areas of the natural gas industry: transmission and storage, distribution, and gathering and processing. Based in Houston, Texas, we provide transportation and storage of natural gas to customers in various regions of the Eastern and Southeastern United States, the Maritimes Provinces in Canada and the Pacific Northwest in the United States and Canada, and in the province of Ontario in Canada. We also provide natural gas sales and distribution service to retail customers in Ontario, and natural gas gathering and processing services to customers in Western Canada. We also have a 50% ownership in DCP Midstream, LLC, or DCP Midstream, one of the largest natural gas gatherers and processors in the United States. Our operations are subject to various federal, state, provincial and local laws and regulations.

Our natural gas pipeline systems consist of approximately 18,000 miles of transmission pipelines. For 2007, our proportional throughput for our pipelines totaled 3,642 trillion British thermal units, or TBtu, compared to 3,260 TBtu in 2006. These amounts include throughput on wholly-owned U.S. and Canadian pipelines and our proportional share of throughput on pipelines that are not wholly-owned. Our storage facilities provide approximately 272 billion cubic feet of storage capacity in the United States and Canada.

In July 2007, we completed the initial public offering of Spectra Energy Partners, LP, or Spectra Partners, a newly formed, midstream energy master limited partnership which is part of our U.S. Transmission segment. Certain subsidiaries of Spectra Energy retained an 83% equity interest in Spectra Partners. Spectra Partners is a separate, publicly traded entity which trades on the New York Stock Exchange under the symbol “SEP.”

Our Principal Executive Offices

Our and Spectra Energy’s corporate headquarters are located at 5400 Westheimer Court, Houston, Texas 77056. We are a Delaware limited liability company. Our and Spectra Energy’s telephone number is (713) 627-5400.

RATIO OF EARNINGS TO FIXED CHARGES

Provided below is Spectra Energy’s ratio of earnings to fixed charges for each of the past five years. Spectra Energy’s ratio of earnings to fixed charges is calculated using the SEC guidelines.(a)

	Year Ended December 31,
	2007	2006	2005	2004	2003
	(dollars in millions)
Earnings as defined for fixed charges calculation
Pretax income (loss) from continuing operations(b)(c)	$862	$767	$2,492	$685	$(615)
Add:
Fixed charges	691	759	878	1,135	1,243
Distributed income of equity investees	656	860	472	140	263
Deduct:
Preference security dividend requirements of consolidated subsidiaries	30	27	27	31	102
Interest capitalized(d)	18	35	41	36	46

Total earnings (as defined for the Fixed Charges calculation)	$2,161	$2,324	$3,774	$1,893	$743

Fixed charges:
Interest on debt, including capitalized portions	$651	$718	$827	$1,080	$1,117
Estimate of interest within rental expense	10	14	24	24	24
Preference security dividend requirements of consolidated subsidiaries	30	27	27	31	102

Total fixed charges	$691	$759	$878	$1,135	$1,243

Ratio of earnings to fixed charges(c)	3.1	3.1	4.3	1.7	(e	)

(a)	Certain prior year Consolidated Statements of Operations amounts above have been adjusted for businesses reclassified to discontinued operations during 2006.
(b)	Excludes minority interest expenses and income or loss from equity investees.
(c)	Includes pre-tax gains on the sale of TEPPCO GP, Inc. and TEPPCO Partners, L.P. of approximately $0.9 billion, net of minority interest, in 2005.
(d)	Excludes equity costs related to AFUDC that are included in Other Income and Expenses in the Consolidated Statements of Operations.
(e)	Earnings were inadequate to cover fixed charges by $500 million for the year ended December 31, 2003.

RISK FACTORS

An investment in the securities involves risks. Before purchasing any securities we and Spectra Energy offer, you should carefully consider the “Risk Factors” set forth in Item 1A in our Annual Report on Form 10-K filed on February 29, 2008, together with the other information in this prospectus, any applicable prospectus supplement, and the documents that are incorporated by reference in this prospectus, about risks concerning the securities, before buying any securities. See also “Cautionary Statements Regarding Forward-Looking Statements” in this prospectus.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold by us for general corporate purposes, which may include acquisitions, repayment of debt, capital expenditures and working capital. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

DESCRIPTION OF THE SENIOR NOTES

Spectra Energy Capital will issue the Senior Notes in one or more series under its Senior Indenture dated as of April 1, 1998, as supplemented from time to time. Unless otherwise specified in the applicable prospectus supplement, the trustee under the Senior Indenture will be The Bank of New York. The Senior Indenture is an exhibit to the registration statement, of which this prospectus is a part.

The Senior Notes are unsecured and unsubordinated obligations and will rank equally with all of Spectra Energy Capital’s other unsecured and unsubordinated indebtedness.

The Senior Notes will have the benefit of a guarantee from Spectra Energy. Spectra Energy is a separate and distinct legal entity and has no obligation, contingent or otherwise, to pay any amounts due pursuant to the Senior Notes or the Senior Indenture or to make any funds available therefore, whether by contributions, loans or other payments, other than as expressly provided in the Senior Indenture.

Spectra Energy Capital and Spectra Energy conduct their businesses through subsidiaries. Accordingly, their ability to meet their obligations under the Senior Notes are dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to Spectra Energy Capital or Spectra Energy. In addition, the rights that Spectra Energy Capital, Spectra Energy and their creditors would have to participate in the assets of any such subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors. Certain subsidiaries of Spectra Energy Capital and Spectra Energy have incurred substantial amounts of debt in the operations and expansion of their businesses, and Spectra Energy Capital and Spectra Energy anticipate that certain of their subsidiaries will do so in the future.

The following description of the Senior Notes is only a summary and is not intended to be comprehensive. For additional information you should refer to the Senior Indenture.

General

The Senior Indenture does not limit the amount of Senior Notes that Spectra Energy Capital may issue under it. Spectra Energy Capital may issue Senior Notes from time to time under the Senior Indenture in one or more series by entering into supplemental indentures or by its board of directors or a duly authorized committee authorizing the issuance.

The Senior Notes of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

Guarantee

Spectra Energy will fully and unconditionally guarantee for the benefit of the securityholders and the trustee (1) the due and punctual payment of the principal of, premium, if any, and interest on, the debt securities, whether at stated maturity, by declaration of acceleration, call for redemption or otherwise, (2) the due and punctual payment of interest on overdue principal of, premium, if any, and interest on the debt securities, if any, if lawful, and (3) the due and punctual performance of all other obligations of Spectra Energy Capital to the securityholders or the trustee in accordance with the terms of the Senior Indenture. In case of any extension of time of payment or renewal of any debt security or any such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by declaration of acceleration, call for redemption or otherwise.

In case of the failure of Spectra Energy Capital to punctually make any such principal, premium, if any, or interest payment, Spectra Energy will cause any such payment to be made promptly when and as the same will become due and payable, whether at stated maturity, by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by Spectra Energy Capital.

Spectra Energy will agree that its obligations under any guarantee will be as if it were the principal debtor and not merely surety, and will be absolute and unconditional, irrespective of, and will be unaffected by, any invalidity, irregularity or unenforceability of any debt security or the Senior Indenture, any failure to enforce the provisions of any debt security or the Senior Indenture, or any waiver, modification or indulgence granted to Spectra Energy Capital with respect thereto, by the securityholders or the trustee, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence will, without the consent of Spectra Energy, increase the principal amount of any debt security or the interest rate thereon or increase any premium payable upon redemption thereof. Spectra Energy hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of a merger or bankruptcy of Spectra Energy Capital, any right to require a proceeding first against Spectra Energy Capital, protest or notice with respect to any debt security or the indebtedness evidenced thereby or with respect to any sinking fund payment required pursuant to the terms of any debt security issued under the Senior Indenture and all demands whatsoever, and will covenant that the guarantee will not be discharged with respect to any debt security except by payment in full of the principal of, and premium, if any, and interest on such debt security. Any guarantee will constitute a guarantee of payment and not of collection and will not be impaired by the failure to endorse evidence of such guarantee on any debt security.

Spectra Energy will be subrogated to all of the rights of the securityholders against Spectra Energy Capital in respect of any amounts paid to such securityholder by Spectra Energy pursuant to the provisions of any guarantee; provided, however, that Spectra Energy will not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of, and premium, if any, and interest on all debt securities of the relevant series have been paid in full.

Provisions Applicable to Particular Series

The prospectus supplement for a particular series of Senior Notes being offered will disclose the specific terms related to the offering, including the price or prices at which the Senior Notes to be offered will be issued. Those terms may include some or all of the following:

•	the title of the series;

•	any limit upon the aggregate principal amount of the Senior Notes of the series;

•

the date or dates on which principal is payable or the method for determining the date or dates, and any right that Spectra Energy Capital has to change the date on which principal is payable and the conditions to any such change;

•	the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

•	any interest payment dates, the manner, if any, for determining the interest payment date, and the regular record date for the interest payable on each interest payment date, if any;

•	whether Spectra Energy Capital may extend the interest payment periods and, if so, the terms of the extension;

•	the place or places where payments will be made;

•	whether Spectra Energy Capital has the option to redeem the Senior Notes and, if so, the terms of its redemption option;

•	any obligation that Spectra Energy Capital has to redeem the Senior Notes through a sinking fund or to purchase the Senior Notes through a purchase fund or at the option of the holder;

•	whether the provisions described under “Defeasance and Covenant Defeasance” will not apply to the Senior Notes;

•	the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

•

if payments may be made, at Spectra Energy Capital’s election or at the holder’s election, in a currency other than that in which the Senior Notes are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

•	the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

•	whether the Senior Notes will be issuable as global securities and, if so, the securities depositary;

•

any changes in the events of default or covenants with respect to the Senior Notes and any change in the right of the trustee or the requisite holders to declare the principal amount due and payable pursuant to acceleration, rescission and annulment;

•	any index or formula used for determining principal, premium or interest;

•

if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it;

•

the person to whom any interest on the Senior Notes shall be payable, if other than the person in whose name the Senior Note is registered at the close of business on the regular record date for such interest; and

•	any other terms.

Unless Spectra Energy Capital states otherwise in the applicable prospectus supplement, Spectra Energy Capital will issue the Senior Notes only in fully registered form without coupons, and there will be no service charge for any registration of transfer or exchange of the Senior Notes. Spectra Energy Capital may, however, require payment to cover any tax or other governmental charge payable in connection with any transfer or exchange. Subject to the terms of the Senior Indenture and the limitations applicable to global securities, transfers and exchanges of the Senior Notes may be made at The Bank of New York, 101 Barclay Street, New York, New York 10286 or at any other office maintained by Spectra Energy Capital for such purpose.

The Senior Notes will be issuable in denominations of $1,000 and any integral multiples of $1,000, unless Spectra Energy Capital states otherwise in the applicable prospectus supplement.

Spectra Energy Capital may offer and sell the Senior Notes, including original issue discount Senior Notes, at a substantial discount below their principal amount. The applicable prospectus supplement will describe special United States federal income tax and any other considerations applicable to those securities. In addition, the applicable prospectus supplement may describe certain special United States federal income tax or other considerations, if any, applicable to any Senior Notes that are denominated in a currency other than U.S. dollars.

Book-Entry Debt Securities

We may issue debt securities of a series in whole or in part in the form of one or more global securities. We will deposit such global securities with, or on behalf of, a depository identified in the applicable prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. Unless we specify otherwise in the applicable prospectus supplement, debt securities that are represented by a global security will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons. We will make payments of principal of, premium, if any, and interest on debt securities represented by a global security to the trustee under the Senior Indenture, which will then forward such payments to the depository.

We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”), and that such global securities will be registered in the name of Cede & Co., DTC’s nominee. We further anticipate that the following provisions will apply to the depository arrangements with respect to any such global securities. We will describe any additional or differing terms of the depository arrangements in the applicable prospectus supplement relating to a particular series of debt securities issued in the form of global securities.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole holder of the debt securities represented by such global security for all purposes under the Senior Indenture. Except as described below, owners of beneficial interests in a global security:

•	will not be entitled to have debt securities represented by such global security registered in their names;

•	will not receive or be entitled to receive physical delivery of debt securities in certificated form; and

•	will not be considered the owners or holders thereof under the Senior Indenture.

The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a global security.

Unless we specify otherwise in the applicable prospectus supplement, each global security representing book-entry notes will be exchangeable for certificated notes only if:

•

DTC notifies us that it is unwilling or unable to continue as depository or DTC ceases to be a clearing agency registered under the Exchange Act (if so required by applicable law or regulation) and, in either case, a successor depository is not appointed by us within ninety (90) days after we receive such notice or become aware of such unwillingness, inability or ineligibility; or

•	we, in our sole discretion and subject to DTC’s procedures, determine that the global securities shall be exchangeable for certificated notes.

Upon any such exchange, owners of a beneficial interest in the global security or securities representing book-entry notes will be entitled to physical delivery of individual debt securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest, and to have such debt securities in certificated form registered in the names of the beneficial owners, which names shall be provided by DTC’s relevant participants (as identified by DTC) to the trustee.

Unless we describe otherwise in the applicable prospectus supplement, debt securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

Except as otherwise provided, one fully registered debt security certificate will be issued with respect to each series of the debt securities, each in the aggregate principal amount of such series, and will be deposited with DTC. If, however, the aggregate principal amount of any series exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such series.

The following is based on information furnished to us by DTC:

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial

Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s highest rating: AAA. The DTC rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are, however, expected to receive a written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co, or such other name as may be requested by an authorized representative of DTC. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC’s records reflect only the identities of the Direct Participants to whose accounts debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the debt securities unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails a proxy (an “Omnibus Proxy”) to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

Principal, premium, if any, interest payments and redemption proceeds on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee, on the payment date in accordance with their respective holdings shown on

DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such Participant and not of DTC, nor its nominee, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, interest and redemption proceeds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility or the trustee’s, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

If applicable, redemption notices shall be sent to DTC. If less than all of the book-entry notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

A Beneficial Owner shall give notice of any option to elect to have its book-entry notes repaid by us, through its Participant, to the trustee, and shall effect delivery of such book-entry notes by causing the Direct Participant to transfer the Participant’s interest in the global security or securities representing such book-entry notes, on DTC’s records, to the trustee. The requirement for physical delivery of book-entry notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing such book-entry notes are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered securities to the trustee’s DTC account.

DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to the trustee or us. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Unless stated otherwise in the prospectus supplement, the underwriters or agents with respect to a series of debt securities issued as global securities will be Direct Participants in DTC.

Neither we, the trustee nor any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interest.

Redemption

Provisions relating to the redemption of Senior Notes will be set forth in the applicable prospectus supplement. Unless Spectra Energy Capital states otherwise in the applicable prospectus supplement, Spectra Energy Capital may redeem Senior Notes only upon notice mailed to each holder at least thirty (30), but not more than sixty (60) days, before the date fixed for redemption. Unless Spectra Energy Capital states otherwise in the applicable prospectus supplement, that notice may state that the redemption will be conditional upon the trustee, or the applicable paying agent, receiving sufficient funds to pay the principal, premium and interest on those Senior Notes on the date fixed for redemption and that if the trustee or the applicable paying agent does not receive those funds, the redemption notice will not apply, and Spectra Energy Capital will not be required to redeem those Senior Notes.

Spectra Energy Capital will not be required to:

•

issue, register the transfer of, or exchange any Senior Notes of a series during the period beginning fifteen (15) days before the date the notice is mailed identifying the Senior Notes of that series that have been selected for redemption and ending on the date of such mailing; or

•	register the transfer of or exchange any Senior Note of that series selected for redemption in whole or in part except the unredeemed portion of a Senior Note being partially redeemed.

Consolidation, Merger, Conveyance or Transfer

The Senior Indenture provides that Spectra Energy Capital and Spectra Energy may consolidate or merge with or into, or convey or transfer all or substantially all of their properties and assets to, another corporation or other entity. Any successor must, however, assume Spectra Energy Capital’s or Spectra Energy’s obligations under the Senior Indenture and the Senior Notes issued under it, and Spectra Energy Capital or Spectra Energy must deliver to the trustee a statement by certain of its officers and an opinion of counsel that affirm compliance with all conditions in the Senior Indenture relating to the transaction. When those conditions are satisfied, the successor will succeed to and be substituted for Spectra Energy Capital or Spectra Energy, as the case may be, under the Senior Indenture, and Spectra Energy Capital or Spectra Energy, as the case may be, will be relieved of its obligations under the Senior Indenture and the Senior Notes.

Modification; Waiver

Spectra Energy Capital may modify the Senior Indenture with the consent of the holders of a majority in principal amount of the outstanding Senior Notes of all series of Senior Notes that are affected by the modification, voting as one class. The consent of the holder of each outstanding Senior Note affected is, however, required to:

•	change the maturity date of the principal or any installment of principal or interest on that Senior Note;

•	reduce the principal amount, the interest rate or any premium payable upon redemption on that Senior Note;

•	reduce the amount of principal due and payable upon acceleration of maturity;

•	change the currency of payment of principal, premium or interest on that Senior Note;

•	impair the right to institute suit to enforce any such payment on or after the maturity date or redemption date;

•

reduce the percentage in principal amount of Senior Notes of any series required to modify the Senior Indenture, waive compliance with certain restrictive provisions of the Senior Indenture or waive certain defaults; or

•	with certain exceptions, modify the provisions of the Senior Indenture governing modifications of the Senior Indenture or governing waiver of covenants or past defaults.

In addition, Spectra Energy Capital may modify the Senior Indenture for certain other purposes, without the consent of any holders of Senior Notes.

The holders of a majority in principal amount of the outstanding Senior Notes of any series may waive, for that series, Spectra Energy Capital’s compliance with certain restrictive provisions of the Senior Indenture, including the covenant described under “Negative Pledge.” The holders of a majority in principal amount of the outstanding Senior Notes of all series under the Senior Indenture with respect to which a default has occurred and is continuing, voting as one class, may waive that default for all those series, except a default in the payment of principal or any premium or interest on any Senior Note or a default with respect to a covenant or provision which cannot be modified without the consent of the holder of each outstanding Senior Note of the series affected.

Events of Default

The following are events of default under the Senior Indenture with respect to any series of Senior Notes, unless Spectra Energy Capital states otherwise in the applicable prospectus supplement:

•	failure to pay principal of or any premium on any Senior Note of that series when due;

•

failure to pay when due any interest on any Senior Note of that series that continues for sixty (60) days; for this purpose, the date on which interest is due is the date on which Spectra Energy Capital is required to make payment following any deferral of interest payments by it under the terms of Senior Notes that permit such deferrals;

•	failure to make any sinking fund payment when required for any Senior Note of that series that continues for sixty (60) days;

•

failure to perform any covenant of Spectra Energy Capital or Spectra Energy in the Senior Indenture (other than a covenant expressly included solely for the benefit of other series) that continues for ninety (90) days after the trustee or the holders of at least 33% of the outstanding Senior Notes of that series give Spectra Energy Capital or Spectra Energy written notice of the default; and

•	certain bankruptcy, insolvency or reorganization events with respect to Spectra Energy Capital or Spectra Energy.

In the case of the fourth event of default listed above, the trustee may extend the grace period.

In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Senior Notes of that series, together with the trustee, may also extend the grace period. The grace period will be automatically extended if Spectra Energy Capital or Spectra Energy has initiated and is diligently pursuing corrective action.

Spectra Energy Capital may establish additional events of default for a particular series and, if established, any such events of default will be described in the applicable prospectus supplement.

If an event of default with respect to Senior Notes of a series occurs and is continuing, then the trustee or the holders of at least 33% in principal amount of the outstanding Senior Notes of that series may declare the principal amount of all Senior Notes of that series to be immediately due and payable. However, that event of default will be considered waived at any time after the declaration, but before a judgment for payment of the money due has been obtained if:

•

Spectra Energy Capital has paid or deposited with the trustee all overdue interest, the principal and any premium due otherwise than by the declaration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, in each case with respect to that series, and all amounts due to the trustee; and

•	all events of default with respect to that series, other than the nonpayment of the principal that became due solely by virtue of the declaration, have been cured or waived.

The trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of Senior Notes unless those holders have offered the trustee security or indemnity against the costs, expenses and liabilities which it might incur as a result. The holders of a majority in principal amount of the outstanding Senior Notes of any series have, with certain exceptions, the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or the exercise of any power of the trustee with respect to those Senior Notes. The trustee may withhold notice of any default, except a default in the payment of principal or interest, from the holders of any series if the trustee in good faith considers it in the interest of the holders to do so.

The holder of any Senior Note will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Senior Note on its maturity date or redemption date and to enforce those payments.

Each of Spectra Energy Capital and Spectra Energy is required to furnish each year to the trustee a statement by certain of its officers to the effect that it is not in default under the Senior Indenture or, if there has been a default, specifying the default and its status.

Payments; Paying Agent

The paying agent will pay the principal of any Senior Notes only if those Senior Notes are surrendered to it. The paying agent will pay interest on Senior Notes issued as global securities by wire transfer to the holder of those global securities. Unless Spectra Energy Capital states otherwise in the applicable prospectus supplement, the paying agent will pay interest on Senior Notes that are not in global form at its office or, at Spectra Energy Capital’s option:

•

by wire transfer to an account at a banking institution in the United States that is designated in writing to the trustee at least sixteen (16) days prior to the date of payment by the person entitled to that interest; or

•	by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Senior Notes.

Unless Spectra Energy Capital states otherwise in the applicable prospectus supplement, the trustee will act as paying agent for that series of Senior Notes, and the principal corporate trust office of the trustee will be the office through which the paying agent acts. Spectra Energy Capital may, however, change or add paying agents or approve a change in the office through which a paying agent acts.

Any money that Spectra Energy Capital has paid to a paying agent for principal or interest on any Senior Notes which remains unclaimed at the end of two years after that principal or interest has become due will be repaid to Spectra Energy Capital at its request. After repayment to Spectra Energy Capital, holders should look only to Spectra Energy Capital for those payments.

Negative Pledge

While any of the Senior Notes remain outstanding, Spectra Energy Capital will not, and will not permit any Principal Subsidiary (as defined below) to, create, or permit to be created or to exist, any mortgage, lien, pledge, security interest or other encumbrance upon any Principal Property (as defined below) of Spectra Energy Capital or of a Principal Subsidiary or upon any shares of stock of any Principal Subsidiary, whether such Principal Property is, or shares of stock are, owned on or acquired after the date of the Senior Indenture, to secure any indebtedness for borrowed money of Spectra Energy Capital, unless the Senior Notes then outstanding are equally and ratably secured for so long as any such indebtedness is so secured.

The foregoing restriction does not apply with respect to, among other things:

•

purchase money mortgages, or other purchase money liens, pledges, security interests or encumbrances upon property that Spectra Energy Capital or any Principal Subsidiary acquired after the date of the Senior Indenture;

•

mortgages, liens, pledges, security interests or other encumbrances existing on any property or shares of stock at the time Spectra Energy Capital or any Principal Subsidiary acquired it or them, including those which exist on any property or shares of stock of an entity with which Spectra Energy Capital or any Principal Subsidiary is consolidated or merged or which transfers or leases all or substantially all of its properties to Spectra Energy Capital or any Principal Subsidiary, or conditional sales agreements or other title retention agreements and leases in the nature of title retention agreements with respect to any property acquired after the date of the Senior Indenture; provided, however, that no such mortgage, lien, pledge, security interest or other encumbrance shall extend to or cover any other property of Spectra Energy Capital or such Principal Subsidiary;

•

mortgages, liens, pledges, security interests or other encumbrances upon any property of Spectra Energy Capital or any Principal Subsidiary or shares of stock of any Principal Subsidiary that existed on the date of the initial issuance of Senior Notes or upon the property or shares of stock of any corporation existing at the time that corporation became a Principal Subsidiary;

•

liens for taxes or assessments or other governmental charges or levies; pledges other governmental charges or levies; pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance and other social security legislation, including liens of judgments thereunder which are not currently dischargeable;

•

pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which Spectra Energy Capital or any Principal Subsidiary is a party;

•

pledges or deposits to secure public or statutory obligations of Spectra Energy Capital or any Principal Subsidiary; builders’, materialmen’s, mechanics’, carriers’, warehousemen’s, workers’, repairmen’s, operators’, landlords’ or other like liens in the ordinary course of business, or deposits to obtain the release of such liens; pledges or deposits to secure, or in lieu of, surety, stay, appeal, indemnity, customs, performance or return-of-money bonds; and other pledges or deposits for similar purposes in the ordinary course of business;

•	liens created by or resulting from any litigation or proceeding which at the time is being contested in good faith by appropriate proceedings;

•

liens incurred in connection with the issuance of bankers’ acceptances and lines of credit, bankers’ liens or rights of offset and any security given in the ordinary course of business to banks or others to secure any indebtedness payable on demand or maturing within twelve (12) months of the date that such indebtedness is originally incurred;

•	liens incurred in connection with repurchase, swap or other similar agreements (including commodity price, currency exchange and interest rate protection agreements);

•	leases made, or existing on property acquired, in the ordinary course of business;

•	liens securing industrial revenue or pollution control bonds;

•

liens, pledges, security interests or other encumbrances on any property arising in connection with any defeasance, covenant defeasance or in-substance defeasance of indebtedness of Spectra Energy Capital or any Principal Subsidiary, including the Senior Notes;

•	liens created in connection with, and created to secure, a non-recourse obligation;

•

zoning restrictions, easements, licenses, rights-of-way, restrictions on the use of property or minor irregularities in title thereto, which do not, in the opinion of Spectra Energy Capital, materially impair the use of such property in the operation of the business of Spectra Energy Capital or the value of such property for the purpose of such business;

•

mortgages, liens, pledges, security interests or other encumbrances in favor of the United States of America, any state, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages;

•

indebtedness which Spectra Energy Capital or any Principal Subsidiary may issue in connection with the consolidation or merger of Spectra Energy Capital or any Principal Subsidiary with or into any other entity, which may be an affiliate of Spectra Energy Capital or any Principal Subsidiary, in exchange for or otherwise in substitution for secured indebtedness of that entity (“Third Party Debt”)

which by its terms (1) is secured by a mortgage on all or a portion of the property of that entity, (2) prohibits that entity from incurring secured indebtedness, unless the Third Party Debt is secured equally and ratably with such secured indebtedness or (3) prohibits that entity from incurring secured indebtedness;

•

indebtedness of any entity which Spectra Energy Capital or any Principal Subsidiary is required to assume in connection with a consolidation or merger of that entity, with respect to which any property of Spectra Energy Capital or any Principal Subsidiary is subjected to a mortgage, lien, pledge, security interest or other encumbrance;

•

mortgages, liens, security interests or other encumbrances on property held or used by Spectra Energy Capital or any Principal Subsidiary in connection with the exploration for, or development, gathering, production, storage or marketing of, natural gas, oil or other minerals (including liquefied gas and synthetic gas);

•

mortgages, liens, pledges, security interests and other encumbrances in favor of Spectra Energy Capital, one or more Principal Subsidiaries, one or more wholly owned Subsidiaries (as defined below) of Spectra Energy Capital or any of the foregoing in combination;

•

mortgages, liens, pledges, security interests or other encumbrances upon any property acquired, constructed, developed or improved by Spectra Energy Capital or any Principal Subsidiary after the date of the Senior Indenture which are created before, at the time of, or within eighteen (18) months after such acquisition – or in the case of property constructed, developed or improved, after the completion of the construction, development or improvement and commencement of full commercial operation of that property, whichever is later – to secure or provide for the payment of any part of its purchase price or cost; provided that, in the case of such construction, development or improvement, the mortgages, liens, pledges, security interests or other encumbrances shall not apply to any property that Spectra Energy Capital or any Principal Subsidiary owns other than real property that is unimproved up to that time; and

•

the replacement, extension or renewal of any mortgage, lien, pledge, security interest or other encumbrance described above; or the replacement, extension or renewal (not exceeding the principal amount of indebtedness so secured together with any premium, interest, fee or expense payable in connection with any such replacement, extension or renewal) of the indebtedness so secured; provided that such replacement, extension or renewal is limited to all or a part of the same property that secured the mortgage, lien, pledge, security interest or other encumbrance replaced, extended or renewed, plus improvements on it or additions or accessions to it.

In addition, Spectra Energy Capital or any Principal Subsidiary may create or assume any other mortgage, lien, pledge, security interest or other encumbrance not excepted in the Senior Indenture without Spectra Energy Capital equally and ratably securing the Senior Notes, if immediately after that creation or assumption, the principal amount of indebtedness for borrowed money of Spectra Energy Capital that all such other mortgages, liens, pledges, security interests and other encumbrances secure does not exceed an amount equal to 10% of Spectra Energy Capital’s common stockholder’s equity as shown on its consolidated balance sheet for the accounting period occurring immediately before the creation or assumption of that mortgage, lien, pledge, security interest or other encumbrance.

For purposes of the preceding paragraphs, the following terms have these meanings:

“Principal Property” means any natural gas pipeline, natural gas gathering system, natural gas storage facility, natural gas processing plant or other plant or facility located in the United States that in the opinion of the Board of Directors or management of Spectra Energy Capital is of material importance to the business conducted by Spectra Energy Capital and its consolidated subsidiaries taken as a whole;

“Principal Subsidiary” means any Subsidiary of Spectra Energy Capital that owns a Principal Property; and

“Subsidiary” means, as to any entity, a corporation of which more than 50% of the outstanding shares of stock having ordinary voting power (other than stock having such power only by reason of contingency) is at the time owned, directly or indirectly, through one or more intermediaries, or both, by such entity.

Defeasance and Covenant Defeasance

The Senior Indenture provides that Spectra Energy Capital may be:

•

discharged from its obligations, with certain limited exceptions, with respect to any series of Senior Notes, as described in the Senior Indenture, such a discharge being called a “defeasance” in this prospectus; and

•

released from its obligations under certain restrictive covenants especially established with respect to any series of Senior Notes, including the covenant described under “Negative Pledge,” as described in the Senior Indenture, such a release being called a “covenant defeasance” in this prospectus.

Spectra Energy Capital must satisfy certain conditions to effect a defeasance or covenant defeasance. Those conditions include the irrevocable deposit with the trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money to pay the principal and any premium and interest on those Senior Notes on the maturity dates of those payments or upon redemption.

Following a defeasance, payment of the Senior Notes defeased may not be accelerated because of an event of default under the Senior Indenture. Following a covenant defeasance, the payment of Senior Notes may not be accelerated by reference to the covenants from which Spectra Energy Capital has been released. A defeasance may occur after a covenant defeasance.

Under current United States federal income tax laws, a defeasance would be treated as an exchange of the relevant Senior Notes in which holders of those Senior Notes might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from that which would be includible in the absence of that defeasance. Spectra Energy Capital urges investors to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

Under current United States federal income tax law, unless accompanied by other changes in the terms of the Senior Notes, a covenant defeasance should not be treated as a taxable exchange.

Concerning the Senior Indenture Trustee

The Bank of New York is the trustee. Spectra Energy Capital and certain of its affiliates maintain deposit accounts and banking relationships with The Bank of New York. The Bank of New York also serves as trustee or agent under other indentures and agreements pursuant to which securities of Spectra Energy Capital and of certain of its affiliates are outstanding.

The trustee will perform only those duties that are specifically set forth in the Senior Indenture unless an event of default under the Senior Indenture occurs and is continuing. In case an event of default occurs and is continuing, the trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.

PLAN OF DISTRIBUTION

The securities may be sold in one or more of the following ways:

•	to or through underwriters or dealers;

•	directly to purchasers or to a single purchaser;

•	through agents (or remarketing agents, in the case of a remarketing); or

•	through a combination of any such methods of sales.

The applicable prospectus supplement will describe the terms under which the securities are offered, including:

•	the names of any underwriters, dealers or agents;

•	the purchase price and the net proceeds from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed, re-allowed or paid to dealers.

Any underwriters or dealers may from time to time change any initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers.

If underwriters participate in the sale of the securities, those underwriters will acquire the securities for their own account and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale.

Unless we state otherwise in the applicable prospectus supplement, the obligations of any underwriter to purchase the securities will be subject to conditions, and the underwriter will be obligated to purchase all the securities offered, except that in some cases involving a default by an underwriter, less than all of the securities offered may be purchased. If the securities are sold through an agent, the applicable prospectus supplement will state the name and any commission that may be paid to the agent. Unless we state otherwise in the prospectus supplement, that agent will be acting on a best-efforts basis for the period of its appointment.

Underwriters, dealers acting as principals and agents participating in a sale of the securities may be deemed to be underwriters as defined under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

Agents and underwriters may be entitled to indemnification against certain civil liabilities, including liabilities under the Securities Act, under agreements entered into with us.

Underwriters and their affiliates may engage in transactions with, and, from time to time, perform services for, us or our affiliates in the ordinary course of their business.

The securities may or may not be listed on a national securities exchange.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of those securities will be passed upon for Spectra Energy Capital or Spectra Energy by William S. Garner, Jr., Vice President, General Counsel and Secretary of the Registrant, or Skadden, Arps, Slate, Meagher & Flom LLP, Washington, District of Columbia.

EXPERTS

The consolidated financial statements of Spectra Energy Corp and subsidiaries, the related financial statement schedule, incorporated in this prospectus by reference from Spectra Energy Corp’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of Spectra Energy Corp’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedule of DCP Midstream, LLC, as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, incorporated in this prospectus by reference from Amendment No. 1 to Spectra Energy Corp’s Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of TEPPCO Partners, L.P. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report dated February 28, 2006, except for the effects of discontinued operations, as discussed in Note 5, which is as of June 1, 2006, with respect to the consolidated balance sheets of TEPPCO Partners, L.P. as of December 31, 2005 and 2004 and the related consolidated statements of income, partners’ capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, contains a separate paragraph that states that as discussed in Note 20 to the consolidated financial statements, TEPPCO Partners, L.P. has restated its consolidated balance sheet as of December 31, 2004, and the related consolidated statements of income, partners’ capital and comprehensive income, and cash flows for the years ended December 31, 2004 and 2003.

Spectra Energy Capital, LLC

$250,000,000 5.90% Senior Notes due 2013

$250,000,000 7.50% Senior Notes due 2038

Fully and Unconditionally Guaranteed by

Spectra Energy Corp

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

JPMorgan	Merrill Lynch & Co.	Wachovia Securities

Senior Co-Managers

Lazard Capital Markets	SunTrust Robinson Humphrey

Co-Managers

Daiwa Securities America Inc.	KeyBanc Capital Markets	Mizuho Securities USA Inc.

September 3, 2008